Exhibit 99.1

     COMPANION TREATMENT FOR BSD MEDICAL'S SYSTEM BECOMES 'GOLD STANDARD' IN
                                 CANCER THERAPY

    SALT LAKE CITY, Jan. 25 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) today announced that the company is closely monitoring the National Cancer Institute's recent endorsement of a method for treating ovarian cancer, because NCI's newly recommended treatment is currently being researched in combination with therapy provided by BSD's cancer treatment systems. The purpose of the research underway is to test the ability of BSD's cancer treatment systems to further improve the results from NCI's endorsed method of injecting chemotherapy drugs into the abdomen after surgery to increase the longevity of women suffering from ovarian cancer. The BSD-2000 cancer treatment system is well designed to non-invasively focus heat on the drug-injected region and give it a fever, causing hyperthermia in the cancerous area. Other research has shown that hyperthermia increases the effectiveness of chemotherapy in treating certain forms of cancer.

    "It is encouraging that one of the key cancer treatments being researched for use with BSD's systems has just received the first endorsement that NCI has issued since 1999," said Dixie Sells, Vice President of Regulatory Affairs at BSD Medical. "The endorsement by NCI is a critical step in bringing the therapy to standard medical practice," said Sells. The study that was the basis for the NCI endorsement for chemotherapy injection into the abdomen (the peritoneal) was published this month in the New England Journal of Medicine under the title, "Intraperitoneal Cisplatin and Paclitaxel in Ovarian Cancer," and in a separate article entitled, "Intraperitoneal Chemotherapy Comes of Age" (see N Engl J Med 354:1:34-43, 77-79). Deborah K. Armstrong, M.D., lead author in the study, was quoted as saying, "IP therapy is not a new treatment approach, but it has not been widely accepted as the gold standard for women with ovarian cancer ... But now we have firm data showing that we should use a combination of IP and IV chemotherapy in most women with advanced ovarian cancer who have had successful surgery to remove the bulk of their tumor."

    The results of research conducted at both Duke University in the U.S. (under a protocol sponsored by BSD Medical) and at leading research centers in Europe using the BSD-2000 to treat patients with hyperthermia in combination with intraperitoneal (IP) chemotherapy have not yet been released awaiting formal announcement through publication. Ovarian cancer is the most deadly form of gynecological cancers. NCI estimates that 22,220 American women are diagnosed annually with ovarian cancer, and that more than 16,000 U.S. deaths per year are attributed to the disease. Improvements in the treatment of ovarian cancer have been highly valued because the disease is so lethal. IP-chemotherapy was endorsed by NCI for treatment of ovarian cancer after research demonstrated that it increased the median duration of overall survival by only 16 months (to 65.6 months from 49.7 months). The potential benefits of hyperthermia in companion treatments with IP-chemotherapy were not a part of the recently published study.

    BSD Medical produces cancer therapy systems that deliver precision-focused RF/microwave energy into tumors, raising them to therapeutic temperatures. Creating hyperthermia in cancerous tissue is used to kill cancer directly and to make companion radiation and/or chemotherapy treatments more effective. For further information about BSD Medical and its technologies visit the BSD website at www.BSDMedical.com.

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    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the prospects for future sales of the Company's cancer therapy systems based on the results of clinical trials that have been or are projected to be announced are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
    -0-                             01/25/2006
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com/